EXHIBIT 77H

RIVERSOURCE GLOBAL SERIES, INC.

For RiverSource Global Bond Fund and RiverSource Absolute Return Currency and Income Fund: During the six-month period ended April 30, 2009, the Fund served as an underlying investment of affiliated funds-of-funds. The Disciplined Asset Allocation Portfolios, RiverSource Portfolio Builder funds, RiverSource Income Builder funds, RiverSource Retirement Plus funds and RiverSource Investments, LLC, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For RiverSource Emerging Markets Bond Fund:
During the six-month period ended April 30, 2009, the Fund served as an underlying investment of affiliated funds-of-funds. The Disciplined Asset Allocation Portfolios, RiverSource Income Builder funds, RiverSource Retirement Plus funds and RiverSource Investments, LLC, through its initial capital investments, were owners of record of more than 25% of the outstanding shares of the Fund.

For Threadneedle Global Extended Alpha Fund:
During the six-month period ended April 30, 2009 RiverSource Investments, LLC, through its initial capital investment, was owner of record of more than 25% of the outstanding shares of the Fund.